UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): July 8, 2015

Chemung Financial Corporation
(Exact Name of Registrant as Specified in Charter)

New York	0-13888	16-1237038
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

One Chemung Canal Plaza, P.O. Box 1522, Elmira, NY 14901
(Address of Principal Executive Offices) (Zip Code)

(607) 737-3711
(Registrant's telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective July 7, 2015, the Board of Directors of Chemung Financial Corporation (the "Corporation") and Chemung Canal Trust Company (the "Bank") appointed Anders M. Tomson, 48, as President and Chief Operating Officer of the Corporation and the Bank. The Chief Operating Officer position is a newly created position within both the Corporation and the Bank and will report directly to the Chief Executive Officer. Mr. Tomson will also continue to serve as President of Capital Bank, a division of the Bank with offices in Albany and Saratoga counties. Prior to becoming the President of Capital Bank in 2011 he served as Senior Vice President and Commercial Real Estate Division Executive at RBS Citizens Bank, Senior Vice President of the Community Preservation Corporation, and Senior Vice President of Conley Realty Associates.

Material components of Mr. Tomson's annual compensation are as follows: (1) base salary of $325,000; (2) eligible to earn up to a 25% cash bonus of base salary, depending on performance to targets set by the Board of Directors; (3) eligible to earn up to a 25% unrestricted stock bonus of base salary, depending on performance to targets set by the Board of Directors; (4) a company owned vehicle provided and taxed per IRS guidelines; (5) club memberships in Elmira and Albany, New York; (6) certain health, life, and disability insurance benefits, on the same terms as other employees of the Bank; (7) eligibility to participate in the Bank's 401(k) Plan, on the same terms as other employees of the Bank; and (8) eligibility to participate in the Bank's defined contribution supplemental employee retirement plan with annual contributions of 20% of base salary.

In addition, effective July 7, 2015 Ronald M. Bentley resigned as the President of the Corporation and Bank, but will continue to serve as Chief Executive Officer of the Corporation and Bank.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.

99.1	Press Release of Chemung Canal Trust Company dated July 8, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

July 8, 2015	Chemung Financial Corporation
	By:	/s/ KARL F. KREBS Karl F. Krebs Chief Financial Officer and Treasurer